Exhibit (10)S

DIP FACILITY TERM SHEET
Dated: January 14, 2015
WHEREAS, Target Canada Co., a Nova Scotia unlimited company, has requested that the DIP Lender (as defined below) provide it funding in order to assist with certain restructuring proceedings under the Companies’ Creditors Arrangement Act (the “CCAA”) to be commenced before the Ontario Superior Court of Justice (the “Court”) involving itself and its subsidiaries in accordance with the terms set out herein;
NOW THEREFORE, the parties, in consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are hereby acknowledged), agree as follows:

DIP BORROWER	Target Canada Co. and its subsidiaries (collectively, the “Borrower”)
DIP LENDER	Target Corporation (the “DIP Lender”)
STATUS OF EXISTING FACILITY
Effective upon the date upon which the Borrower obtains the Initial Order under the CCAA (the “Filing Date”), the Borrower acknowledges and agrees the amount owing to Nicollet Enterprise 1 S.à r.l. (the “Parent”) pursuant to the Loan Facility Agreement dated as of May 18, 2011, between Borrower and Parent (f/k/a TSS S.à r.l.), as amended on March 28, 2014, on October 30, 2014 and on January 2, 2015 (as so amended, the “Existing Credit Agreement”) is CDN $3,068,729,437.67 (together with fees, costs, expenses and other charges now or hereafter payable by the Borrower pursuant thereto), and is subject to the stay of proceedings contained in the Initial Order, but is owing without offset, right of compensation, defence or counterclaim of any nature, kind or description whatsoever. Notwithstanding the foregoing, Borrower and Parent have entered into a Subordination and Postponement Agreement dated as of January 12, 2015 pursuant to which the claims and rights of the Parent under the Existing Credit Agreement may be subordinated to other Proven Claims in the CCAA proceeding, all as more fully set forth therein.

USE OF PROCEEDS AND PROJECTED CASH FLOWS
The Borrower has provided to the DIP Lender prior to the execution of this Term Sheet the cash flow projections (as the same may be amended from time to time as described below, the “Cash Flow Projections”) set out in Schedule A reflecting the projected cash requirements of the Target Canada Group for the 13 week period commencing on the Filing Date calculated on a weekly basis. The expenditures set out in the Cash Flow Projections may not be exceeded without the consent of the DIP Lender other than a cumulative variance in the actual expenditures from the Filing Date forward in an aggregate amount less than 20% which variance has been approved by the Monitor and nonetheless still subject to the Maximum Amount (as defined below),

Every four weeks, the Borrower will provide the DIP Lender with an updated weekly budget of the following 13 week period in reasonably similar form to the Cash Flow Projections attached as Schedule A hereto (as updated, the “Updated Cash Flow Projections”) describing the Borrower’s updated cash flow requirements which shall be prepared by the Borrower in good faith and approved by the Monitor. Updated Cash Flow Projections which have been approved by the Monitor and do not project the DIP Facility exceeding the Maximum Amount then shall be the Cash Flow Projections for the purpose of this Term Sheet.

Advances under the DIP Facility (“DIP Advances”) shall only be used for working capital and general corporate purposes of the Borrower and its subsidiaries while under CCAA protection to pay those expenses contemplated by the Initial Order, any other Restructuring Court Order (as defined below) and in conformance with the Cash Flow Projections (the “Contemplated Expenses”).

All material expenditures by the Borrower shall be consistent with Cash Flow Projections and shall be subject in each case to the overall limit on the availability of DIP Advances imposed by the Maximum Amount.

Notwithstanding anything to the contrary herein, none of the proceeds of the DIP Advances may be used in connection with (a) any investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, motions, applications, actions, or other litigation against the DIP Lender, or (b) the initiation or prosecution of any claims, causes of action, motions, applications, actions, or other litigation against the DIP Lender in such capacity in respect of this Term Sheet.
MAXIMUM AMOUNT	The maximum amount (“Maximum Amount”) available under the credit facility (the “DIP Facility”) will be USD $175,000,000.
MATURITY DATE
The earlier of (i) the date on which the stay of proceedings pursuant to the Initial Order, as amended from time to time, finally expires without being extended, (ii) the date on which the CCAA proceedings are terminated or (iii) January 15, 2016, or such later date as may be agreed to in writing by the DIP Lender, in its sole discretion (the “Maturity Date”).

The commitment in respect of the DIP Facility shall expire on the Maturity Date and all amounts outstanding under the DIP Facility (the “Obligations”) shall be repaid in full on the Maturity Date without the DIP Lender being required to make demand upon the Borrower or to give notice that the DIP Facility has expired and the Obligations are due and payable, subject to the order of the Court.

DIP FACILITY
The DIP Facility will be a non-revolving term multi-draw credit facility up to the Maximum Amount, and will be available until the Maturity Date, subject to and upon the terms and conditions set out in this Term Sheet and the DIP Credit Documentation. All DIP Advances shall be deposited into the Borrower’s existing bank accounts at Bank of America (the “Borrower’s Accounts”) and withdrawn strictly to pay those Contemplated Expenses and otherwise in accordance with the terms hereof and the Initial Order. Each Borrower under the DIP Facility shall be jointly and severally liable for the amounts borrowed by any Borrower and interest thereon.

INTEREST RATE
The Borrower shall pay the DIP Lender interest (“Interest”) on the principal outstanding amount of the DIP Advances and all other Obligations from time to time owing hereunder from the date of each DIP Advance or the date such other Obligation arises, as applicable, both before and after maturity, demand, default, or judgment and until actual payment in full, at the rate of 5% per annum payable on the Maturity Date; provided, however, that upon the occurrence of an Event of Default that is continuing the rate shall automatically become 7% per annum until the Maturity Date.
All payments under or in respect of the DIP Facility shall be made free and clear of any withholding tax unless the Borrower is required to make such withholding under applicable law. If such withholding is required, any payments under the DIP Facility shall be made net of applicable withholding and there shall be no additional amounts payable by the Borrower in respect of withholding tax.

For the purpose of the Interest Act (Canada), the yearly rate of interest applicable to amounts owing under this note will be calculated on the basis of a 365 day year.

If any provision of this Term Sheet or the DIP Credit Documentation would obligate the Borrower to make any payment of interest or other amount payable to the DIP Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the DIP Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the DIP Lender of interest at a criminal rate.

DIP SECURITY
All Obligations of the Borrower under or in connection with the DIP Facility and any of the DIP Credit Documentation shall be secured by a Court Ordered Charge on all real and personal property now leased, owned or hereafter acquired by the Borrower (the “DIP Lender’s Charge”) without need for any further loan or security documentation or filings in any personal property security registration regime or real property system.

MANDATORY REPAYMENTS	1.
Unless otherwise agreed by the DIP Lender, the Borrower shall make the following mandatory prepayments of the outstanding principal amount of the DIP Advances, if any, at the time of receipt of the net cash proceeds described below (subject in each case to payment or reserves for Court Ordered Charges, taxes and payment of Permitted Priority Liens):

(a)
Prepayments in an amount equal to (i) 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or any of its subsidiaries which, for greater certainty, may only be incurred with the consent of the DIP Lender, and (ii) 100% of the net cash proceeds from the receipt of any extraordinary income or receipts (including, without limitation, insurance proceeds (excluding business interruption, workers compensation or liability insurance), tax refunds and similar receipts outside of the ordinary course) by the Borrower or any of its subsidiaries; and

(b)
Prepayments in an amount equal to 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets other than inventory (whether such inventory is sold or disposed of through return to the vendor or wholesaler, the liquidation of the inventory by the Agent once appointed by the Court or otherwise).

	2.	All net cash proceeds payable to the DIP Lender from any of the events described above shall be applied, except as otherwise agreed to by the DIP Lender in writing, as follows:
		(a)	first, to pay accrued and unpaid Interest on the Obligations under the DIP Facility;
		(b)	second, to repay any principal amounts outstanding in respect of the DIP Facility; and
		(c)	third, the balance to be paid to the Borrower.

Any repayment of principal hereunder will not increase or decrease the remaining amount available under the DIP Facility then available under this Term Sheet.
ADDITIONAL CONDITIONS PRECEDENT TO DIP FUNDING TO THE BORROWER
The DIP Lender’s obligation to make any DIP Advance hereunder is subject to, and conditional upon, all of the following conditions precedent being satisfied at the time each such DIP Advance is to be made:

1.
The Borrower shall have commenced proceedings under the CCAA and an Initial Order in form and substance acceptable to the DIP Lender, acting reasonably, shall have been entered by the Court (as amended from time to time, the “Initial Order”) and shall be in full force and effect and shall have not been stayed, reversed, vacated, rescinded, modified or amended in any respect materially adversely affecting the DIP Lender solely in its capacity as DIP Lender, unless otherwise agreed by the DIP Lender, acting reasonably.

2.
There shall not exist any continuing Event of Default or Pending Event of Default as hereinafter defined (including any Event of Default or Pending Event of Default that would result from making the contemplated DIP Advance).

3.
Other than the proceedings contemplated by the Initial Order and regulatory compliance matters, there shall not exist in Canada in respect of the Borrower or any subsidiary any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority which is not stayed by the Initial Order.

4.
Each Restructuring Court Order (defined below) shall be in full force and effect and not have been stayed, reversed, vacated, rescinded, modified or amended in any respect materially adversely affecting the DIP Lender, solely in its capacity as DIP Lender unless otherwise agreed by the DIP Lender, acting reasonably.

5.
The Borrower shall have complied in all material respects with all applicable laws, regulations and policies in relation to its business and the Initial Order, except to the extent stayed or excused under applicable provisions of the CCAA or any Restructuring Court Order (defined below).

6.
There shall be no Liens ranking ahead of the DIP Lender’s Charge, except for the other Court Ordered Charges and Permitted Priority Liens arising by operation of law in the ordinary course of business without any contractual grant of security.

AFFIRMATIVE COVENANTS	The Borrower covenants and agrees, and agrees to cause each of its subsidiaries, to do the following:
1.
Allow the DIP Lender and its financial advisor(s) (the “DIP Advisors”) full access to the books and records of the Target Canada Group on reasonable notice and during normal business hours and cause management thereof to fully co-operate with all reasonable requests of the DIP Advisors.

2.
Provide to the DIP Lender an oral or brief written weekly status update and plan regarding the restructuring process and information which may otherwise be confidential subject to same being maintained as confidential by the DIP Lender and the DIP Advisors, subject to usual exceptions.

	3.	Use reasonable efforts to keep the DIP Lender and the DIP Advisors apprised on a timely basis of all material developments with respect to the activities and affairs of the Target Canada Group.
4.
Deliver to the DIP Lender such information as may from time to time be reasonably requested by the DIP Lender or the DIP Advisors (including any information pertaining to non-debtor affiliates and/or subsidiaries of the Target Canada Group), at the reasonable times requested.

5.
Consult with the DIP Lender with respect to the asset sale and disposition process established in the CCAA proceedings (the “Approved Sale Process”), and any amendments thereto, and deliver to the DIP Lender draft copies of any court materials in respect of the CCAA Proceeding (including, without limitation, any notices of motion, affidavits, other evidence, and forms of orders) which the Borrower intends to file with the Court for review and comment by the DIP Lender no later than 2 Business Days prior to the date on which the Borrower serves and files such court materials (or as soon as possible in exigent circumstances where it is not reasonably practicable to provide copies 2 Business Days in advance).

6.	Use the proceeds of the DIP Facility only for the purposes of working capital and general corporate purposes of the Borrower consistent with the restrictions set out herein.
7.	Every week (by noon Central time on the 5th Business Day for the preceding week) provide to the DIP Lender and DIP Advisors the following:
(i)
statement of receipts and disbursements for the past week, showing variances on a weekly and cumulative basis (with reference to the Cash Flow Projections) and, for all material variances (favourable or unfavourable) for any line item, an explanation of such variance;

	(ii)	statement of accounts receivable and accounts payable; and
	(iii)	asset sales process update report regarding the Approved Sale Process from the Financial Advisor (defined below), senior management and/or the Monitor;

8.	Maintain all cash and cash equivalents, and deposit all proceeds of receivables of the Borrower in the Borrower’s Accounts unless otherwise agreed by the DIP Lender.
9.	Comply with the provisions of the Court orders made in the CCAA Proceedings (the “Restructuring Court Orders” and each a “Restructuring Court Order”).
10.
Forthwith notify the DIP Lender and DIP Advisors of the occurrence of any Event of Default or Pending Event of Default, or of any event or circumstance that may constitute a material adverse change from the Cash Flow Projections.

11.
Duly and punctually pay or cause to be paid to the DIP Lender all principal and interest payable by it under this Term Sheet and under any other DIP Credit Documentation on the dates, at the places and in the amounts and manner set forth herein.

12.	Comply in all material respects with all applicable laws, rules and regulations applicable to their businesses in the CCAA Proceedings, including, without limitation, environmental laws.
13.
Retain Lazard Freres & Co. LLC as financial advisor (the “Financial Advisor”), such retention to be ratified by the Court, on terms and conditions acceptable to the Borrower and the DIP Lender acting reasonably, to conduct the Approved Sale Process in the CCAA Proceedings in accordance with a plan approved by the Monitor, the DIP Lender and the Court as it may be amended from time to time in accordance with the terms hereof.

14.	Conclude substantially all “going out of business” sales and disposition of its retail inventory by June 1, 2015 or as may otherwise be agreed by Monitor and DIP Lender.

NEGATIVE COVENANTS	The Borrower covenants and agrees, and covenants and agrees to cause its subsidiaries, not to do the following other than with the prior written consent of the DIP Lender:
1.
Transfer, lease or otherwise dispose of all or any part of its assets outside the ordinary course of business (but excluding disposition of retail inventory by the Agent through “going out of business sales” or similar sales) except in accordance with the Initial Order and Approved Sale Process without the prior written consent of the DIP Lender. For greater certainty, in the case of any transfer, lease or disposition of any property, assets or undertaking of any of the Borrower or any subsidiaries thereof, all proceeds of such transfer, lease or disposition shall be subject to the provisions herein under “Mandatory Repayments” to the extent applicable and subject to the exceptions contained therein.

2.
Make any payment of principal or interest in respect of existing (pre-Filing Date) indebtedness (other than indebtedness secured by Permitted Priority Liens) or declare or pay any dividends except as contemplated by the Cash Flow Projections and as approved by the Monitor and the DIP Lender or the Court, it being understood that such covenant shall not require consent for critical supplier/service provider payments made in accordance with the Initial Order.

	3.	Create or permit to exist indebtedness for borrowed money other than existing (pre-Filing Date) debt and debt contemplated by this DIP Facility.
4.
Enter into or amend any material transaction, agreement, contract, guarantee, or arrangement of any kind or nature outside the ordinary course of business, or make any payments, except for those transactions, agreements, contracts, arrangements or payments which are contemplated by the Cash Flow Projections, effected pursuant to the wind down and liquidation process and approved by the Monitor or approved by the DIP Lender.

	5.	Enter into or agree to enter into any investments other than cash equivalents or acquisitions of any kind, direct or indirect, in any business.

	6.	Create or permit to exist any Liens on any of its properties or assets other than the Court Ordered Charges and Permitted Priority Liens.
	7.	Amalgamate, consolidate with or merge into, or enter into any similar transaction with any other entity other than in accordance with any Plan of Compromise or Arrangement.
	8.	Amend its corporate charter or take any action to cause the dissolution of the Borrower entity other than in accordance with any Plan of Compromise or Arrangement.
	9.	Seek or obtain any Restructuring Court Order that materially adversely affects the DIP Lender solely in its capacity as DIP Lender except with the prior written consent of the DIP Lender.
EVENTS OF DEFAULT	The occurrence of any one or more of the following events shall constitute an event of default (“Event of Default”) under this Term Sheet
(a)
breach by the Borrower in the observance or performance of any material provision, covenant (affirmative or negative) or agreement contained in this Term Sheet or other DIP Credit Documentation and such breach shall continue unremedied for more than 10 Business Days after the Borrower becomes aware of such breach (or such other period as may be mutually agreed); provided, however, that a breach of the reporting requirements under “Affirmative Covenants” Section 7 must be remedied within 3 Business Days after such report was due;

(b)
(i) any order shall be entered reversing, amending, varying, supplementing, staying, vacating or otherwise modifying in any respect in a manner materially affecting the DIP Lender any Restructuring Court Order without the prior written consent of the DIP Lender, (ii) any Restructuring Court Order shall cease to be in full force and effect in a manner that has a material adverse effect on the interests of the DIP Lender, or (iii) Borrower or any subsidiary shall fail to comply in any material respect that has an adverse affect on the interests of the DIP Lender with any Restructuring Court Order;

(c)	this Term Sheet or any other DIP Credit Documentation shall cease to be effective or shall be contested by the Borrower;
(d)
any Restructuring Court Order is issued by the Court (or any other court of competent jurisdiction) that materially adversely affects the DIP Lender, without the prior written consent of the DIP Lender;

(e)
the CCAA proceedings are terminated or dismissed or converted to a receivership, proposal in bankruptcy or bankruptcy proceeding or any order is granted by the Court (or any court of competent jurisdiction) granting relief from the stay of proceedings in the Initial Order (as extended from time to time until the Maturity Date with the consent of the DIP Lender, which the DIP Lender will consent to provided that no Event of Default has occurred hereunder, the “Stay of Proceedings”), unless agreed by the DIP Lender in its sole discretion;

(f)	the Stay of Proceedings expires without being extended;

(g)
any plan of compromise or arrangement is proposed, filed or sanctioned by the Court in a form and in substance that is not acceptable to the DIP Lender if such plan of compromise or arrangement does not either provide for the repayment of the obligations under the DIP Facility in full by the Maturity Date or designate the DIP Lender as unaffected by such plan;

(h)
any Updated Cash Flow Projections delivered to the DIP Lender reflect a material adverse change to the Borrower or there occurs any negative variance greater than 20% for all expenditures, on a cumulative basis from the Filing Date as compared to the Cash Flow Projections, excluding timing variances;

(i)	the Borrower makes any material payments of any kind not permitted by the Initial Order or the Term Sheet;
(j)	there occurs a material amendment, waiver, modification or alteration to the Approved Sale Process without the prior written consent of the Monitor or approval of the Court;
(k)
if one or more of the Monitor, counsel to the Monitor, counsel to the Borrower, or the Financial Advisor withdraws its services on behalf of the Borrower and/or terminates its engagement with the Borrower in accordance with the provisions of the Initial Order or otherwise, and an alternative professional is not appointed (which, in the case of the Financial Advisor or Monitor, any such alternative professional must be approved by the DIP Lender), or if alternative arrangements are not made acceptable to the DIP Lender, in each case, within 5 Business Days;

(l)	failure of the Borrower to pay principal or interest when due under this Term Sheet or any other DIP Credit Documentation;
(m)	borrowings under the DIP Facility exceed the Maximum Amount.

REMEDIES
Upon the occurrence of an Event of Default, the DIP Lender may, upon three (3) Business Days’ prior written notice to the Borrower and the Monitor, (i) terminate the DIP Facility, (ii) apply to the Court for the appointment of an interim receiver or a receiver and manager of the undertaking, property and assets of the Borrower or for the appointment of a trustee in bankruptcy of the Borrower, (iii) exercise the powers and rights of a secured party under the Personal Property Security Act (Ontario) or any legislation of similar effect applicable to the DIP Lender’s Charge, and (iv) exercise all such other rights and remedies under the DIP Credit Documentation and the Restructuring Court Orders.

FURTHER ASSURANCES
The Borrower shall at its expense, from time to time do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents (including, without limitation, certificates, declarations, affidavits, reports and opinions) and things as the DIP Lender may reasonably request for the purpose of giving effect to this Term Sheet and the DIP Lender’s Charge, perfecting, protecting and maintaining the Liens created by the DIP Lender’s Charge or establishing compliance with the representations, warranties and conditions of this Term Sheet or any other DIP Credit Documentation.

CURRENCY	Unless otherwise specified herein, all references to dollar amounts (without further description) shall mean Canadian Dollars. All payments hereunder shall be made in U.S. Dollars.
ENTIRE AGREEMENT
This Term Sheet, including the Schedules hereto and the DIP Credit Documentation, constitutes the entire agreement between the parties relating to the subject matter hereof. To the extent that there is any inconsistency between this Term Sheet and any of the other DIP Credit Documentation, this Term Sheet shall govern.

AMENDMENTS, WAIVERS, ETC.
No waiver or delay on the part of the DIP Lender in exercising any right or privilege hereunder or under any other DIP Credit Documentation will operate as a waiver hereof or thereof unless made in writing and signed by an authorized officer of the DIP Lender. Any consent to be provided by the DIP Lender shall be granted or withheld solely in its capacity as and having regard to its interests as DIP Lender.

ASSIGNABILITY
The DIP Lender’s rights and obligations under this Term Sheet are fully assignable, to an affiliate of the DIP Lender or with the consent of the Borrower, acting reasonably, before an Event of Default to any other entity and are freely assignable after an Event of Default has occurred and is continuing. The Target Canada Group hereby consents to the disclosure of any confidential information in respect of the Target Canada Group to any potential assignee provided such potential assignee agrees in writing to keep such information confidential.

SEVERABILITY
Any provision in any DIP Credit Documentation which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

COUNTERPARTS AND FACSIMILE SIGNATURES
This Term Sheet may be executed in any number of counterparts and by facsimile or e-mail transmission, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument. Any party may execute this Term Sheet by signing any counterpart of it.

GOVERNING LAW AND JURISDICTION
This Term Sheet shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive courts of the Province of Ontario, waives any objections on the ground of venue or forum non conveniens or any similar grounds, and consents to service of process by mail or in any other manner permitted by relevant law.

ADDITIONAL DEFINITIONS	Capitalized terms not otherwise defined herein shall have the following meanings:

“Agent” means the party that shall liquidate the inventory and furniture, fixtures and equipment of the Borrower and its subsidiaries during the CCAA proceedings pursuant to an agency agreement to be approved by the Court.
“Business Day” means each day other than a Saturday or Sunday or a statutory or civic holiday that banks are open for business in both Toronto, Ontario, Canada and Minneapolis, Minnesota, United States.
“Court Ordered Charges” means charges granted by the Court over the assets, properties and undertakings of the Borrower pursuant to the Initial Order and any other Restructuring Court Order, which shall include, without limitation, an administration charge, DIP Lender's Charge, directors' charge, Agent’s charge and key employee retention plan charge.

“DIP Credit Documentation” means this Term Sheet, the Order of the Court approving it and any other definitive documentation in respect of the DIP Facility that are in form and substance satisfactory to the DIP Lender.

“Filing Date” means the date upon which the Borrower obtains the Initial Order under the CCAA.
“Liens” means all mortgages, pledges, charges, encumbrances, hypothecs, liens and security interests of any kind or nature whatsoever.
“Pending Event of Default” means an event that, but for the requirement for the giving of notice, lapse of time, or both, would constitute an Event of Default.

“Permitted Priority Liens” means: (i) specific purchase-money security interests or capital leases; (ii) statutory superpriority deemed trusts and liens for unpaid employee source deductions; (iii) liens for unpaid municipal property taxes or utilities that are given first priority over other liens by statute; and (iv) such other permitted liens as may be agreed to in writing by the DIP Lender.

“Target Canada Group” means the Borrower and its direct and indirect subsidiaries.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS HEREOF, the parties hereby execute this Term Sheet as of the date first written above.

TARGET CANADA CO., as Borrower
By:	/s/ Aaron E. Alt
Name: Aaron E. Alt
Title: Chief Executive Officer, President and Treasurer

TARGET CORPORATION, as DIP Lender
By:	/s/ Sara J. Ross
Name: Sara J. Ross
Title: Assistant Treasurer

TARGET CANADA HEALTH CO., as Borrower
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: Vice President and Secretary

TARGET CANADA MOBILE GP CO., as Borrower
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: President and Secretary

TARGET CANADA PHARMACY (BC) CORP., as Borrower
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: Vice President and Secretary

TARGET CANADA PHARMACY (ONTARIO) CORP., as Borrower
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: Vice President and Secretary

TARGET CANADA PHARMACY CORP., as Borrower
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: Vice President and Secretary

TARGET CANADA PHARMACY (SK) CORP., as Borrower
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: Vice President and Secretary

TARGET CANADA PHARMACY FRANCHISING LP, as Borrower by its general partner, TARGET CANADA HEALTH CO.
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: Vice President and Secretary

TARGET CANADA MOBILE LP, as Borrower by its general partner, TARGET CANADA MOBILE GP CO.
By:	/s/ Mark J. Wong
Name: Mark J. Wong
Title: Vice President and Secretary

SCHEDULE A

CASH FLOW PROJECTIONS
See attached.

13-Week Cash Flow Forecast
($ in 000's CAD)	Wk-1	Wk-2	Wk-3	Wk-4	Wk-5	Wk-6	Wk-7	Wk-8	Wk-9	Wk-10	Wk-11	Wk-12	Wk-13	13-Week
Week Ending ==>	17-Jan	24-Jan	31-Jan	07-Feb	14-Feb	21-Feb	28-Feb	07-Mar	14-Mar	21-Mar	28-Mar	04-Apr	11-Apr	Total

OPERATING RECEIPTS

Sales Receipts	$8,300	$43,921	$43,125	$51,769	$59,167	$45,359	$42,220	$47,832	$46,518	$46,541	$31,838	$24,093	$17,122	$507,804
Other Receipts	—	—	—	—	—	—	—	—	—	—	—	—	—	—

TOTAL RECEIPTS	8,300	43,921	43,125	51,769	59,167	45,359	42,220	47,832	46,518	46,541	31,838	24,093	17,122	507,804

OPERATING DISBURSEMENTS
Employee Payments	16,085	303	17,393	303	16,321	305	17,161	285	14,376	269	14,944	250	13,077	111,072
Rent & Occupancy	—	9,558	354	6,558	608	6,812	608	6,812	791	6,995	791	6,995	791	47,669
DC / Logistics	10,094	18,941	2,235	7,396	2,211	7,073	1,181	6,235	—	5,625	—	5,625	—	66,616
Normal Course Taxes	4,400	12,871	437	11,474	328	18,812	328	11,365	262	20,491	262	262	262	81,555
Professional Fees	—	3,747	—	3,810	—	3,977	—	3,047	—	2,477	—	2,477	—	19,536
All Other	5,429	9,313	4,879	3,821	5,080	4,758	5,153	4,161	4,869	3,684	3,728	3,451	3,328	61,654

Current Operating Disbursements	36,007	54,733	25,299	33,363	24,547	41,737	24,431	31,905	20,298	39,541	19,725	19,060	17,458	388,102

OPERATING CASH FLOW	(27,707)	(10,811)	17,826	18,406	34,620	3,622	17,789	15,927	26,220	7,000	12,113	5,033	(336)	119,702

INTERCOMPANY DISBURSEMENTS
Intercompany Services	—	—	—	6,247	—	—	—	8,329	—	—	—	—	10,411	24,986
DIP Interest	—	—	—	—	—	129	—	—	—	—	—	—	—	129

Intercompany Disbursements	—	—	—	6,247	—	129	—	8,329	—	—	—	—	10,411	25,116

NET CASH FLOW	$(27,707)	$(10,811)	$17,826	$12,160	$34,620	$3,493	$17,789	$7,599	$26,220	$7,000	$12,113	$5,033	$(10,747)	$94,586

WEEKLY LIQUIDITY
Beginning Bank Cash Balance	$1,000	$13,293	$10,000	$10,000	$10,000	$27,086	$30,579	$48,369	$55,967	$82,187	$89,187	$101,300	$106,333	$1,000
Weekly Cash Flow	(27,707)	(10,811)	17,826	12,160	34,620	3,493	17,789	7,599	26,220	7,000	12,113	5,033	(10,747)	94,586
DIP Funding	40,000	7,519	(17,826)	(12,160)	(17,534)	—	—	—	—	—	—	—	—	—
Total	13,293	10,000	10,000	10,000	27,086	30,579	48,369	55,967	82,187	89,187	101,300	106,333	95,586	95,586

FX Translation	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Change in Float	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending Bank Cash Balance	$13,293	$10,000	$10,000	$10,000	$27,086	$30,579	$48,369	$55,967	$82,187	$89,187	$101,300	$106,333	$95,586	$95,586

Ending DIP Balance	$40,000	$47,519	$29,693	$17,534	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—